Exhibit 15.3

[Letterhead of LCS & Partners]

April 10, 2018

To: Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Re: Annual Report on Form 20-F of Sea Limited

Dear Sirs or Madams:

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2017 of Sea Limited with the U.S. Securities and Exchange Commission and to the references to our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations”, “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in Greater Southeast Asia—Our businesses and operations in Taiwan may be materially and adversely impacted if we are deemed to be a PRC investor or if our VIE arrangements in Taiwan are deemed to be invalid or unenforceable or not in compliance with Taiwan laws”, “Item 4. Information on the Company—B. Business Overview—Regulation—Taiwan”, and “Item 4. Information on the Company— C. Organizational Structure —Contractual Arrangements among Our VIEs, Their Shareholders and Us” in such annual report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-222071 and No. 333-223551). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,
/s/ LCS & Partners
LCS & PARTNERS